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Exhibit 23.3

CONSENT OF PERSON ABOUT TO BECOME A DIRECTOR

        I hereby consent to the use of my name and any references to me as a person expected to be appointed as a director of Warrior Energy Services Corporation, a Delaware corporation (the "Company"), in the Registration Statement of the Company on Form S-1, and any and all amendments or supplements thereto, to be filed with the U.S. Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended.

Dated:    February 10, 2006

/s/ Gerald M. Hage

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CONSENT OF PERSON ABOUT TO BECOME A DIRECTOR